EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Arbor Realty Trust, Inc. on (i) Form S-3 (No. 333-141044) and related Prospectus, (ii) the Post-Effective Amendment No. 2 on Form S-3 to Form 11 (No. 333-116223) and related Prospectus, (iii) Form S-8 (No. 333-141800), and (iv) Form S-8 (No. 333-121461), of our reports dated March 3, 2008, with respect to the consolidated financial statements and schedule of Arbor Realty Trust, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Arbor Realty Trust, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/  Ernst & Young LLP

New York, New York
March 3, 2008

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